Exhibit 99.1

Antero Resources Reports on New Completion Results, Revises 2013 Capital Budget and Updates Hedge Position

Denver, Colorado, September18, 2013—Antero Resources LLC (“Antero” or “the Company”) today updated its shorter stage length completion results, revised its 2013 capital budget and provided a hedging update.

Shorter Stage Length Completion Results

During the second quarter of 2013, Antero began to complete most of its liquids-rich Marcellus Shale wells with shorter stage lengths (“SSL”).  Antero’s traditional frac design resulted in stage lengths averaging 350 feet per stage compared to the recent SSL completions which ranged from 150 to 250 feet per stage. While Antero’s wells utilizing SSL completions have limited production history, the Company is encouraged by the well results as well as those of other operators in the southwestern core of the Marcellus Shale that have implemented shorter stage lengths and reduced cluster spacing.  Based on the first 17 wells completed with SSL, the average increase in initial production rates was 25% to 35% when compared to similar wells within the same geographic area.  Antero estimates that the incremental cost of the additional frac stages per 7,000 foot of lateral is 20% or $1.5 to $2.0 million per well assuming 200 foot stage lengths.

2013 Capital Budget

Antero’s Board of Directors has approved a $500 million increase in the company’s 2013 capital budget to $2.45 billion, including $1.45 billion for drilling and completion, $400 million for land and $600 million for midstream infrastructure including the construction of a water pipeline system and gas gathering pipelines and facilities.  Antero’s 2013 capital expenditures totaled $1.2 billion as of June 30, 2013.

The drilling and completion capital budget increased by $250 million in order to use SSL completions for 36 liquids-rich Marcellus Shale wells, to drill three and four additional horizontal wells in the Marcellus and Utica Shale, respectively, and to fund additional pad construction costs associated with future drilling.  Additionally, Antero will increase the lateral length of certain 2013 Marcellus and Utica Shale horizontal wells due to successful leasing efforts, resulting in an additional four equivalent net wells.

All of the $1.45 billion drilling and completion budget is allocated to Antero-operated drilling, and over 95% is allocated to drilling liquids-rich acreage.  Approximately 85% of the drilling and completion budget is allocated to the Marcellus Shale and the remaining 15% is allocated to the Utica Shale.

Antero plans to drill approximately 135 gross (128 net) Marcellus and 26 gross (20 net) Utica horizontal wells in 2013.  The Company currently has 52 wells in the Marcellus Shale and eight wells in the Utica Shale that are in various stages of drilling, waiting on completion and completing.  The Company is currently operating 15 drilling rigs in the Marcellus Shale and four drilling rigs in the Utica Shale.

The land capital budget was increased by $150 million to fund the acquisition of approximately 30,000 additional leasehold acres in the core of the Marcellus and Utica liquids-rich shale plays in the second half of 2013.  Antero held 320,000 net acres in the Marcellus Shale and 100,000 net acres in the Utica Shale as of June 30, 2013 and currently holds 329,000 net acres in the Marcellus and 102,000 net acres in the Utica.  The midstream capital budget was increased by $100 million primarily to fund approximately 25 miles of additional low-pressure and high-pressure gas gathering infrastructure to be constructed in 2013 as well as to fund higher capital costs incurred in some areas due to above-average rainfall during the spring and early part of the summer.

The 2013 capital budget is expected to be funded internally from operating cash flow, through the use of the undrawn capacity under Antero’s bank credit facility and through potential future capital markets transactions.

Commodity Hedges

Antero has hedged 1,111 Bcfe of future production using fixed price swaps covering the period from July 1, 2013 through December 2019 at an average NYMEX-equivalent price of $5.04 per MMBtu.  Approximately 1%, or 1,490,600 Bbls, of these hedges are oil hedges that cover the period from October 1, 2013 through December 2014 at an average WTI price of $98.50 per Bbl.  Approximately 32% of Antero’s financial hedges are NYMEX natural gas hedges and 68% are tied to Appalachian Basin indices.  Contractually, Antero can physically deliver natural gas through backhaul firm transportation to either Henry Hub, the index for NYMEX pricing, or CGTLA which eliminates basis risk on its NYMEX hedges.  For presentation purposes, natural gas basin index prices are converted by Antero to NYMEX-equivalent prices using current basis differentials in the over-the-counter futures market.  Antero has 11 different counterparties to its hedge contracts, all but one of which are lenders under Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of the date of this release:

	Natural gas equivalent	NYMEX- Equivalent
Calendar Year	MMBtu/day	index price
2013	470,270	$5.25
2014	438,000	$5.75
2015	470,000	$5.43
2016	572,500	$5.14
2017	710,000	$4.40
2018	530,000	$4.73
2019	87,500	$4.75

Antero is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

Cautionary Statements:

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

For more information, contact Michael Kennedy, VP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.